EX-35.5
CERTIFICATION

Solely with respect to the RREEF Portfolio Companion Loan and Deptford Mall Companion Loan held by Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-HQ12 and serviced under the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-HQ11 Pooling and Servicing Agreement Annual Compliance Statement per PSA
Section 13.9


This Officer's Certificate and Annual Statement as to Compliance is furnished to you, solely with respect to the RREEF Portfolio Companion Loan and Deptford Mall Companion Loan held by Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-HQ12 (the "Trust") and serviced under the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-HQ11 Pooling and Servicing Agreement, pursuant to
Section 13.9 of the Pooling and Servicing Agreement (the "Agreement"), dated as of February 1, 2007, among Morgan Stanley Capital I Inc., as Depositor, Capmark Finance Inc., as Master Servicer, J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Custodian, and LaSalle Bank National Association as Paying Agent. All terms used herein shall have the meaning set forth for such terms in the Agreement.

The undersigned Special Servicer Officer, on behalf of J.E. Robert Company, Inc., hereby certifies:

(i) a review of the activities of the Special Servicer during the calendar year 2007 or portion thereof and of its performance under this Agreement has been made under such officer's supervision; and

(ii) to the best of such officer's knowledge, based on such review, the Special Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof.

Date: March 4, 2008

J.E. ROBERT COMPANY, INC.


By: /s/ Michael F. Cocanougher
Michael F. Cocanougher
Director of Special Servicing
Special Servicer Officer